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                                                                   EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of IMRS Inc. of our report dated July 22, 1994, except for Note K as to which the date is September 27, 1994, included in the 1994 Annual Report to Stockholders of IMRS Inc.

Our audits also included the financial statement schedules of IMRS Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-44127) pertaining to the IMRS Inc. 1985 Incentive Stock Option Plan, 1989 Stock Option Plan, 1991 Stock Plan, 1991 Employee Stock Purchase Plan, 1991 Non-Employee Director Stock Option Plan, and to Stock Options Granted Pursuant to Employment, Consulting and Option Agreements of our report dated July 22, 1994, except for Note K as to which the date is September 27, 1994, with respect to the consolidated financial statements and schedules of IMRS Inc. included and/or incorporated by reference in the Annual Report (Form 10-K) for the year ended June 30, 1994.


                                  /s/ ERNST & YOUNG LLP


Stamford, Connecticut
September 27, 1994